EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark Roberts
Vice President Finance
(413) 568-9141

WORONOCO BANCORP, INC. REPORTS 23% GROWTH IN

FIRST QUARTER EARNINGS PER SHARE

WESTFIELD, MA—APRIL 17, 2003—Woronoco Bancorp, Inc. (the “Company”) (AMEX:WRO), the holding company for Woronoco Savings Bank (the “Bank”), reported net income of $1.3 million, or $0.37 per diluted share, for the quarter ended March 31, 2003 compared to net income of $1.1 million, or $0.30 per diluted share, for the same period in 2002. The 23% expansion in earnings per share was achieved through strong growth in average loan and core deposit balances, a stable net interest margin, significant expansion in fee income and insurance commissions, sound asset quality and the effects of share repurchases, somewhat offset by higher non-interest expenses.

Total assets rose $20.9 million, or 3.0%, to $726.5 million at March 31, 2003 from $705.6 million at December 31, 2002 primarily reflecting a net increase in investment securities, funded by increases in deposits. As a result of the improved financial results, the Company is also pleased to announce a 3% increase, compared to the prior quarter, in its cash dividend to $0.155 per share, payable on May 30, 2003 to shareholders of record as of the close of business on May 8, 2003. The dividend yield has grown to in excess of 2.9% based upon an annualized dividend of $0.62 per share and a closing stock price of $21.09 on March 31, 2003. The Company’s book value per share improved $2.09 or 11.1% to $20.91 at March 31, 2003 from $18.82 at March 31, 2002.

“Woronoco has consistently improved its financial performance since becoming a public company in 1999,” said Cornelius D. Mahoney, Chairman, President and CEO. “We are proud of our progress and remain focused on improving the Company’s profitability and growing its franchise,” he said.

The Company is committed to several strategies intended to enhance franchise value and profitability. In an effort to diversify its revenue stream and become less dependent on net interest income, management has sought to expand the Company’s non-interest income base. In the first quarter of 2003, the other income to average assets ratio improved to 0.64% from 0.43% for the same period in 2002 reflecting significant increases in fee income and insurance commissions. “The Company continues to realize benefits from its commitment to non-traditional financial products and services,” Mahoney said. Offering investment management services and insurance products enables the Company to manage all the financial needs of its customers.

The Company is concentrating on changing its deposit mix and moving toward a greater reliance on less expensive, more stable core deposits. In 2003, management plans to capitalize on new relationship banking packages to grow the Company’s core deposit base. “We are pleased with the initial response to the Classic Relationship Packages,” said Robert W. Thomas, Senior Vice President Business Development. “These packages are designed to reward customers for maintaining their entire banking relationship at Woronoco Savings Bank. We hope they will enhance our ability to attract new customers and provide opportunities to expand existing customer relationships,” he said. The focus on expanding the core deposit base will also help the Company to mitigate interest rate risk by more effectively controlling its funding costs. Management is also directing its attention to the loan portfolio, in particular residential mortgages. The historically low interest rate environment has led to a significant amount of refinancing volume. The Company chose to sell off a portion of its longer-term, lower coupon, fixed-rate residential mortgages, while retaining the servicing. For the first three months of 2003, the Company sold approximately $11 million of residential mortgages resulting in a gain of $403,000.

After an analysis of the equity investment portfolio and the specific securities that comprise the portfolio in the fourth quarter of 2002, management determined that a large portion of the securities in the portfolio no longer meet the Company’s investment criteria. The Company was able to reduce its trading account portfolio approximately 33% from $16.3 million at December 31, 2002 to $12.2 million at March 31, 2003. The trading losses totaling $564,000 are indicative of the volatile stock market during the first quarter of 2003. Management plans to pursue a significant reduction in the portfolio when conditions are favorable. The results for the three months ended March 31, 2003 also include gains of $404,000 from the sales of available for sale securities and a $539,000 penalty for the prepayment of FHLB advances. The Company elected to sell several agency securities and prepay several FHLB advances to reposition the balance sheet and enhance net interest income.

Woronoco Bancorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of Woronoco Savings Bank, a Massachusetts stock savings bank headquartered at 31 Court Street, Westfield, MA 01085. Woronoco Savings Bank provides a wide variety of financial products and services through its 9 branch offices located throughout Hampden and Hampshire Counties in Western Massachusetts. The Bank also offers a full line of property and casualty insurance products and various life insurance and group life, group health and accident insurance products for individuals and commercial clients through its insurance subsidiary Keyes, Mattson & Agan. For more information regarding the Bank’s products and services, and for Woronoco Bancorp, Inc. investor-relations information, please visit our web site at www.woronoco.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulations, the Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Attached are consolidated balance sheets, consolidated statements of income, and selected financial data and ratios. The condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K, which was filed on March 19, 2003.

WORONOCO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	Unaudited		Unaudited
	March 31,	December 31,	March 31,
	2003	2002	2002
Assets
Cash and due from banks	$18,040	$17,600	$15,522
Interest-bearing balances	1,774	731	1,233
Federal funds sold	430	9,470	10,500

Total cash and cash equivalents	20,244	27,801	27,255

Trading account securities	12,242	16,284	—
Securities available for sale	187,657	155,306	189,008
Federal Home Loan Bank stock, at cost	13,795	13,795	13,795

Loans:
Residential mortgages	304,233	305,100	288,042
Commercial mortgages and construction loans	74,471	73,271	59,661
Consumer loans	91,265	94,698	96,354
Commercial loans	11,753	11,136	10,925

Total loans	481,722	484,205	454,982

Unadvanced loan funds	(8,742)	(11,627)	(12,050)
Net deferred loan costs	769	802	804
Allowance for loan losses	(3,149)	(3,156)	(2,797)

Loans, net	470,600	470,224	440,939

Premises and equipment, net	10,133	10,343	10,933
Goodwill and other intangible assets	1,873	1,889	1,910
Other assets	9,993	9,994	10,560

Total assets	$726,537	$705,636	$694,400

Liabilities and Stockholders' Equity

Deposits:
Demand	$25,646	$22,388	$20,445
NOW	67,127	66,944	66,048
Money market	53,021	47,500	37,848
Savings	80,314	77,120	76,218
Brokered deposits	52,808	43,205	52,243
Certificates of deposit	118,767	113,493	121,813

Total deposits	397,683	370,650	374,615

Short-term borrowings	44,319	56,235	28,225
Long-term debt	200,819	197,000	215,000
Mortgagors’ escrow accounts	1,953	1,597	1,789
Accrued expenses and other liabilities	6,054	5,744	4,834

Total liabilities	650,828	631,226	624,463

Commitments and contingencies

Stockholders’ Equity:
Preferred stock ($.01 par value; 2,000,000 shares authorized; no shares issued and outstanding)	—	—	—
Common stock ($.01 par value; 16,000,000 shares authorized; shares issued: 5,998,860 at March 31, 2003, December 31, 2002 and March 31, 2002; shares outstanding: 3,620,010 at March 31,2003, 3,567,669 at December 31, 2002 and 3,715,136 at March 31, 2002)	60	60	60
Additional paid-in capital	59,243	59,020	58,396
Unearned compensation	(3,750)	(3,951)	(4,611)
Retained earnings	45,152	44,641	42,139
Accumulated other comprehensive income	5,297	5,222	1,004
Treasury stock, at cost (2,378,850 shares at March 31, 2003, 2,431,191 shares at December 31, 2002 and 2,283,724 shares at March 31, 2002)	(30,293)	(30,582)	(27,051)

Total stockholders’ equity	75,709	74,410	69,937

Total liabilities and stockholders’ equity	$726,537	$705,636	$694,400

WORONOCO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In Thousands Except Per Share Amounts)

	Unaudited Three Months Ended March 31,
	2003	2002
Interest and dividend income:
Loans, including fees	$7,368	$7,254
Interest and dividends on securities:
Taxable interest	1,704	1,938
Tax exempt interest	247	237
Dividends	513	717
Trading account securities	190	—
Federal funds sold	13	30
Other	2	16

Total interest and dividend income	10,037	10,192

Interest expense:
Deposits	1,695	2,013
Borrowings	3,053	3,120

Total interest expense	4,748	5,133

Net interest income	5,289	5,059
Provision for loan losses	—	109

Net interest income, after provision for loan losses	5,289	4,950

Other income:
Fee income	755	585
Insurance commissions	363	134
Gain on sales, disposition and impairment of securities available for sale, net	404	154
Net loss on trading account securities	(564)	—
Gain on sales of loans, net	403	—
Gain on sale of supermarket branch	183	—
Penalty for prepayment of FHLB advances	(539)	—
Gain (loss) on derivative instruments and hedging activities	5	(2)
Other income	6	13

Total other income	1,016	884

Other expenses:
Salaries and employee benefits	2,475	2,430
Occupancy and equipment	553	552
Marketing	153	168
Professional services	391	231
Data processing	257	239
Other general and administrative	701	712

Total other expenses	4,530	4,332

Income before income tax expense	1,775	1,502
Income tax expense	493	426

Net income	$1,282	$1,076

Earnings per share:
Basic	$0.39	$0.32
Diluted	$0.37	$0.30

Weighted average shares outstanding:
Basic	3,282,989	3,369,022
Diluted	3,494,120	3,618,990

5

WORONOCO BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

		Three Months Ended March 31,
		2003	2002
Operating earnings per share:
Basic		$0.39	$0.32
Diluted		$0.37	$0.30

Performance ratios:
Net interest margin		3.24%	3.23%
Return on average assets		0.73%	0.63%
Return on average equity		6.81%	6.08%
Other income as a percentage of average assets (1)		0.64%	0.43%
Other expenses as a percentage of average assets		2.56%	2.55%

Average balance sheet (in thousands):
Investment securities (includes FHLB stock and trading account securities)		$194,462	$200,132
Loans, net		467,488	431,331
Total assets		706,603	680,814
Interest-bearing deposits		354,297	326,400
Borrowings		248,002	258,077
Stockholders’ equity		75,306	70,752

	At March 31,	At December 31,	At March 31,
	2003	2002	2002
Capital and asset quality data:
Book value per share (2)	$20.91	$20.86	$18.82
Total equity to total assets	10.42%	10.55%	10.07%
Total non-performing assets and troubled debt restructurings as a percentage of total assets	0.10%	0.16%	0.08%
Allowance for loan losses as a percentage of total loans (3)	0.66%	0.67%	0.63%
Allowance for loan losses as a percentage of non-performing loans and troubled debt restructurings	424.97%	285.35%	533.78%

Banking offices at end of period	9	10	12

(1)	Excludes gains (losses) on sales of securities, loans and all other transactions.
(2)	Calculation based on shares outstanding of 3,620,010 at March 31, 2003, 3,567,669 at December 31, 2002 and 3,715,136 at March 31, 2002.
(3)	Total loans includes loans, less unadvanced loan funds, plus net deferred loan costs.